Exhibit 4.4

1999 PERFORMANCE INCENTIVE PROGRAM FOR EMPLOYEES

(AS AMENDED AND RESTATED ON APRIL 30, 2010)

I. INTRODUCTION

A. Purpose of the Program

                    XL Group plc (the “Company”) has established the Program to further its long-term financial success by offering stock, and stock-based compensation, to employees of the Company who are not officers or directors whereby they can share in achieving and sustaining such success. The Program also provides a means to attract and retain the talent needed to achieve the Company’s long-term growth and profitability objectives.

B. Definitions

                    When used in the Program, the following terms shall have the meanings set forth below:

                     “Award(s)” shall mean Performance Shares, Restricted Stock, Nonstatutory Stock Options, or Performance Units granted under the Program.

                     “Board” shall mean the Board of Directors of the Company.

                     “Change of Control” shall be deemed to have occurred if and when any person, meaning an individual, a partnership, or other group or association as defined in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934 (other than a group of which the Grantee is a member or which has been organized by the Grantee for the purpose of making such acquisition), acquires, directly or indirectly, 40 percent or more of the combined voting power of the outstanding securities of the Company having a right to vote in the election of directors including but not limited to a transaction pursuant to i) a compromise or arrangement sanctioned by the court under section 201 of the Companies Act 1963 of the Republic of Ireland or ii) section 204 of the Companies Act 1963 of the Republic of Ireland.. Ownership of 40 percent or more of the combined voting power of the outstanding securities of the Company by any person controlled directly or indirectly by the Company shall not be deemed a Change of Control of the Company.

                     “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

                     “Committee” shall mean the entire Board or the Compensation Committee, or such other committee of the Board as may be designated by the Board to administer the Program.

                    “Common Stock” shall mean the ordinary shares of the Company, and may be either stock previously authorized but unissued, or stock required by the Company.

                    “Company” shall mean XL Group plc, an Irish company, any other entity in which XL Group plc owns 20% or more of the ordinary voting power or equity, and any successor in a reorganization or similar transaction.”

                     “Disability” shall mean the inability of a Participant to perform the services normally rendered due to any physical or mental impairment that can be expected to be of either permanent or indefinite duration, as determined by the Committee on the basis of appropriate medical evidence, and that results in the Participant’s Termination of Employment; provided, however, that with respect to any Participant who has entered into an employment agreement with the Company, the term of which has not expired at the time a determination concerning Disability is to be made, Disability shall have the meaning attributed in such employment agreement.

                     “Fair Market Value” shall mean with respect to a given day, the closing sales price of Common Stock, as reported by such responsible reporting service as the Committee may select, or if there were no transactions in the Common Stock on such day, then the last preceding day of which transactions took place. The foregoing notwithstanding, the Committee may determine the Fair Market Value in such other manner as it may deem more appropriate for Program purposes or as is required by applicable laws or regulations.

                     “Nonstatutory Stock Option” or “NQSO” shall mean a right to purchase the Company’s Common Stock which is not intended to comply with the terms and conditions for a tax-qualified stock option, as set forth in Section 422 of the Code, or such other sections of the Code as may be in effect from time to time.

                     “Participant” shall mean an employee of the Company who is not subject to the reporting requirements of Section 16(a) of the United States Securities Exchange Act of 1934 and who is designated by the Committee to receive an Award.

                    “Performance Goal” shall mean any financial, statistical or other measure selected by the Committee, including without limitation (a) the attainment of a specified financial or statistical objective or (b) the performance of the Company relative to a peer group as applicable to a specific Performance Period.

                    “Performance Period” shall mean a period set by the Committee over which Performance Shares or Performance Units may be earned. There may be more than one Performance Period in existence at any one time, and the duration of Performance Periods may differ from each other.

                    “Performance Shares” shall mean Common Stock granted to a Participant with respect to a Performance Period under Article III of the Program, together with any other rights attached thereto or associated therewith including without limitation any right to receive cash in connection therewith.

                    “Performance Unit” shall mean a cash award made pursuant to Section VI of the Program.

                     “Program” shall mean the Company’s 1999 Performance Incentive Program For Employees.

                     “Restricted Stock” shall mean a share of Common Stock granted to a Participant under Article IV of the Plan. Restricted Stock awards entitle the Participant to receive shares of Common Stock which have certain restrictions that lapse upon satisfaction of conditions imposed by the Committee at the time of award.

                     “Retirement” shall mean a Participant’s Termination of Employment by reason of the Participant’s retirement at his normal retirement date, pursuant to and in accordance with a pension, retirement or similar plan or other regular retirement practice of the Company, or in accordance with the early retirement provisions thereof.

                     “Stock Appreciation Rights” or “SARs” shall mean a contingent right granted to a Participant with respect to Stock Options granted under Article V of the Plan, which grants the Participant the right to receive the difference between the Fair Market Value of the Common Stock on the date of exercise and the price at which the SAR was granted.

                     “Termination of Employment” shall mean a cessation of the employee-employer relationship between a Participant and the Company for any reason.

II. PROGRAM ADMINISTRATION

A. Administration

                    The Program shall be administered by the Committee. Subject to the express provisions of the Program, the Committee shall have full and exclusive authority to interpret the Program, to prescribe, amend and rescind rules and regulations relating to the Program and to make all other determinations deemed necessary or advisable in the implementation and administration of the Program; provided, however, that subject to the express provisions hereof or unless required by applicable law or regulation, no action of the Committee shall adversely affect the terms and conditions of any Award made to, or any rights hereunder or under any grant letter of, any Participant, without such Participant’s consent. The Committee’s interpretation and construction of the Program shall be conclusive and binding on all persons, including the Company and all Participants.

B. Participation

                    The Committee may, from time to time, make all determinations with respect to selection of Participants and the Award or Awards to be granted to each Participant. In making such determinations, the Committee may take into account the nature of the services rendered or expected to be rendered by the respective Participants, their present and potential contributions to the Company’s success and such other factors as the Committee in its discretion shall deem relevant.

C. Maximum Number of Shares Available

                    The maximum number of shares which may be granted under the Program is 1,250,000, subject to adjustment as provided under Article II, Paragraph D of the Program. In the event that a stock option expires or is terminated unexercised as to any shares covered thereby, or shares are forfeited for any reason under the Program, such shares shall thereafter be again available for issuance under the Program. At the Committee’s discretion, these shares may be granted as stock options, Performance Shares, Restricted Stock, Stock Appreciation Rights or any combination of these provided that the combined total number of shares granted does not exceed the overall share authorization described above.

D. Adjustments

                    In the event of any alteration or re-organization whatsoever taking place in the capital structure of the Company whether by way of capitalization of profits or reserves, capital distribution, rights issue, consolidation or sub-division of shares, the conversion of one class of share to another or reduction of capital or otherwise, the number of shares of Common Stock available for grant under this Program shall be adjusted proportionately or otherwise by the Board, and where deemed appropriate, the number of shares covered by outstanding stock options, the number of Performance Share and Restricted Stock shares outstanding, and the option price of outstanding stock options shall be similarly adjusted. Also, in instances where another corporation or other business entity is acquired by the Company, and the Company has assumed outstanding employee option grants under a prior existing plan of acquired entity, similar adjustments are permitted at the discretion of the Committee. In the event of any other change affecting the Common Stock reserved under the Program, such adjustment, if any, as may be deemed equitable by the Board, shall be made to give proper effect to such event. Notwithstanding any provision hereof to the contrary, no adjustment may be made that reduces the amount to be paid up per share to less that the par value of the share.

E. Registration Conditions

          1. Unless issued pursuant to a registration statement, under the U.S. Securities Act of 1933, as amended, no shares shall be issued to a Participant under the Program unless the Participant represents and agrees with the Company that such shares are being acquired for investment and not with a view to the resale or distribution thereof, or such other documentation as may be required by the Company, unless in the opinion of counsel to the Company such representation, agreement or documentation is not necessary to comply with such Act.

          2. Any restriction on the resale of shares shall be evidenced by the following legend on the stock certificate or such other legend as the Company deems appropriate.

                     “The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. The shares cannot be offered, transferred or sold unless (a) a registration statement under such Act is in effect with respect to such shares, or (b) a written opinion from counsel acceptable to the Company is obtained to the effect that no such registration is required. The Company reserves the right to refuse the transfer of such shares until such conditions have been fulfilled. The Articles of Association of the Company contain other restrictions on share transfers.”

                    Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (or such other legend deemed appropriate by the Company) shall also bear such a legend unless, in the opinion of counsel or the Company, the securities represented thereby need no longer be subject to the restriction contained herein. The provisions of this paragraph shall be binding upon all subsequent holders of certificates bearing such legend.

F. Committee Action

                    The Committee may, through Award agreements, limit its discretion under this Program. To the extent such discretion is not specifically waived in an Award agreement, the Committee shall retain such discretion.

III. PERFORMANCE SHARES

A. Amount Available for Grant Awards

                    The Committee may, from time to time, limit the number of Performance Shares that may be awarded under the Program. If Performance Share(s) are forfeited or cancelled, or repurchased under the Program they shall again be available for Awards to other Participants.

B. Grant of Performance Shares

                    After selecting Participants who will receive Awards of Performance Shares for a given Performance Period, the Committee shall inform each such Participant of the Award to be granted to the Participant at the completion of the Performance Period, and the applicable terms and conditions of the Award.

                    The Committee shall cause to be issued to each Participant a grant letter specifying the number of Performance Shares equal to his Award and the number of Performance Shares which may be awarded subject to the terms and conditions of such grant letter and the Program.

C. Establishment of Performance Goals

          1. The Committee shall establish the Performance Goals for each Performance Period. The Committee may also establish a schedule for such Performance Period setting forth the percentage of the Performance Share Award which will be earned, based on the extent to which the Performance Goals for such Performance Period are actually achieved, the date on which Performance Shares awarded hereunder shall vest, or the date on which such Performance Shares shall be forfeited (in whole or in part) for failure to meet the Performance Goals, shall be as specified by the Committee.

          2. As promptly as practical after each Performance Period, the Committee shall determine whether, or the extent to which, the Performance Goals have been achieved. Based on such determination, the Participant shall be deemed to have earned the Performance Shares awarded to him, or a percentage thereof as provided in any schedule established by the Committee. In addition, the Committee may, from time to time during a Performance Period and consistent with the terms and conditions of applicable Awards and Performance Goals, determine that all or a portion of the Performance Shares awarded to one or more Participants have been earned.

          3. If during the course of a Performance Period, there should occur, in the opinion of the Committee, significant changes in economic conditions or in the nature of the operations of the Company, or any other pertinent changes which the Committee did not foresee or accurately predict the extent of in establishing the Performance Goals for such Performance Period and which, in the Committee’s sole judgment, have, or are expected to have, a substantial effect on the performance of the Company during such Performance Period, the Committee may make such adjustment to the Performance Goals or measurement of such Performance Goals as the Committee, in its sole judgment, may deem appropriate.

D. Termination of Employment

                    In the event of a Participant’s Termination of Employment prior to satisfaction of conditions related to outstanding Performance Share Awards for reasons other than discharge or resignation, the Participant or the Participant’s estate or beneficiary, in the sole discretion of the Committee, may be entitled to receive from Performance Shares held by the Corporation a pro rata number of shares with respect to that Performance Share Award, or such larger portion of the Award, as the Committee shall determine. In the event of Termination of Employment due to resignation or discharge, the Award will be cancelled, and the Participant shall not be entitled to any further consideration with respect to the forfeited Performance Shares, subject to the discretion of the Committee to release restrictions on all or any part of an Award.

IV. RESTRICTED STOCK

A. Grant of Restricted Stock

          1. Following the selection of Participants who will receive a Restricted Stock Award, the Committee shall inform each Participant of the number of shares of Restricted Stock granted to the Participant and the terms and applicable conditions of the Award.

          2. Each certificate for Restricted Stock shall be registered in the name of the Participant and deposited together with a stock power endorsed in blank, with the Company.

B. Other Terms and Conditions

                    Company stock, when awarded pursuant to a Restricted Stock Award, will be represented by a stock certificate registered in the name of the Participant who is granted the Restricted Stock Award. Such certificate shall be deposited together with a stock power endorsed in blank with the Company. The Participant shall be entitled to receive dividends and all other distributions during the restriction period and shall have all shareholder’s rights with respect to such stock, if any, with the exception that: (1) the Participant may not transfer ownership of the shares during the restriction period except by will or the laws of descent and distribution, (2) the Participant will not be entitled to delivery of the stock certificate during the restriction period, (3) the Company will retain custody of the stock during the restriction period, and (4) a breach of a restriction or a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award will cause a forfeiture of the Restricted Stock shares. The Committee may impose additional restrictions, terms, or conditions upon the Restricted Stock Award.

C. Restricted Stock Award Agreement

                    Each Restricted Stock Award shall be evidenced by a Restricted Stock Award Agreement in such form and containing such terms and conditions not inconsistent with the provisions of the Program as the Committee from time to time shall approve.

D. Termination of Employment

                    In the event of a Participant’s Termination of Employment prior to satisfaction of conditions related to outstanding Restricted Stock Awards for reasons other than discharge or resignation, the Participant or the Participant’s estate or beneficiary, in the sole discretion of the Committee, may be entitled to receive from Restricted Stock shares held by the Corporation a pro rata number of shares with respect to that Restricted Stock Award, or such larger portion of the Restricted Stock Award, as the Committee shall determine. In the event of Termination of Employment due to resignation or discharge, all Restricted Stock shares held by the Company shall be forfeited, and the Participant shall not be entitled to any further consideration with respect to the forfeited Restricted Stock shares, subject to the discretion of the Committee to release of restrictions on all or any part of an Award, or unless otherwise stated in the Restricted Stock Agreement.

E. Payment for Restricted Stock

                    Restricted Stock Awards may be made by the Committee under which the Participant shall, upon payment of the par value, or, in the alternative, upon payment of all (or any lesser amount than all) of the Fair Market Value of the stock, determined as of the date the Restricted Stock Award is made, receive a Restricted Stock Award. If payment is required, such purchase price shall be paid as provided in the Restricted Stock Award Agreement.

V. STOCK OPTIONS

A. Stock Option Terms and Conditions

                    All stock options granted to Participants under the Program shall be evidenced by agreements which shall be subject to applicable provisions of the Program, and such other provisions as the Committee may adopt, including the following provisions:

          1. Price: The option price per share of Nonstatutory Stock Options (NQSOs) shall not be less than 100 percent of the Fair Market Value of a share of Common Stock on the date of grant.

          2. Period: NQSOs shall have a term as established by the Committee.

          3. Time of Exercise: The Committee may prescribe the timing of the exercise of the stock option and any minimums and installment provisions and may accelerate the time at which a stock option becomes exercisable.

          4. Exercise Procedures: A stock option, or portion thereof, shall be exercised by delivery of a written notice of exercise to the Corporation, and payment of the full price of the shares being purchased.

          5. Payment: The price of an exercised stock option, or portion thereof, may be paid:

a. in cash or by check, bank draft or money order payable to the order of the Company; or

b. through the delivery of shares of Common Stock owned by the Participant, having an aggregate Fair Market Value as determined on the date of exercise equal to the option price; or

c. by a combination of both a and b above. The Committee may impose such limitations and prohibitions on the use of any shares of Common Stock to exercise a stock option as it deems appropriate.

          6. Effect of Leaves of Absence: It shall not be considered a Termination of Employment when a Participant is placed by the Company on military leave, sick leave or other bona fide leave of absence. In case of such leave of absence, the employment relationship for Program purposes shall be continued until the later of the date when such leave of absence equals ninety days or when the Participant’s right be, to reemployment with the Company shall no longer be guaranteed either by statute or contract.

          7. Termination of Employment: In the event of Termination of Employment, the following provisions shall apply unless waived by the Committee, or as otherwise specifically provided in the Stock Option Agreement:

a. Discharge for Cause: All outstanding options shall be cancelled.

b. Termination Other Than for Cause: Unless and except as otherwise specified in a Participant’s agreement, all options shall expire 90 days following the termination of employment.

Notwithstanding the foregoing, the Committee may rescind the right to exercise stock options following Termination of Employment if the Participant has been found to be directly or indirectly engaged in any activity which is in competition with the Company or otherwise adverse to or not in the best interest of the Company.

B. Stock Appreciation Rights (SARs)

          1. Stock options granted under the Program may be granted with Stock Appreciation Rights attached on a one-to-one basis. SARs are subject to all terms and conditions of the related stock options. SARs may only be granted in connection with a stock option, and as such are subject to the limit on shares authorized under Article II, Paragraph C. A Stock Appreciation Right shall entitle the Participant to receive from the Company an amount equal to the positive difference between the Fair Market Value of a share of Common Stock on the exercise of the Stock Appreciation Right and the exercise price of the related stock option.

          2. Stock Appreciation Rights will be subject to all applicable provisions of the Program, as well as any other provisions the Committee may adopt. The exercise of an SAR will result in the cancellation of the related stock option, and options so cancelled shall not be available for future awards under the Program. The exercise, expiration, forfeiture or other termination of a stock option will result in termination of the attached SAR.

VI. PERFORMANCE UNIT AWARDS

                    A. Each Award shall be subject to the limitations and terms provided in the Program. A new Award may commence on the first anniversary date of the preceding Award. The Committee shall grant to each Participant in a Performance Unit Award a number of units with a target cash value as shall be established by the Committee prior to the first year of each Performance Period.

                    B. To allow for recognition of significant individual contributions to the Company’s performance, individual awards of Performance Units may be granted to new Participants during the first year of a Performance Period, at the discretion of the Committee.

                    C. Performance Unit Awards for each Participant shall be recommended by the Chief Executive Officer and submitted to the Committee for approval. Participants will generally be notified of their individual Performance Unit Award within the first six months of a Performance Period.

                    D. Performance Goals for each Performance Period will be recommended by the Chief Executive Officer of the Company, and submitted to the Committee for approval.

                    E. Once a Performance Period has begun and Performance Goals have been established, they may not be changed for that Performance Period except in the event of:

1. A significant acquisition of another business concern by the Company, as determined by the Committee;

2. A disposition of a significant part of the business by the Company, as determined by the Committee;

3. An external calamitous event, such as a natural disaster, which has a significant effect on the Company, as determined by the Committee;

4. Any significant changes due to legislation, as determined by the Committee; or

5. Any other extraordinary event, as determined by the Committee.

                    F. A performance valuation schedule shall be recommended by the Chief Executive Officer of the Company and approved by the Committee before grants are made under the Program. The Committee shall approve or modify the proposed schedule which will contain various levels of performance and corresponding Performance Unit values.

                    G. At the end of a Performance Period, the Committee shall review actual performance and determine the Award payouts, if any.

                    H. In the event of a Participant’s Termination of Employment prior to the satisfaction of conditions related to outstanding Performance Unit Awards for reasons other than discharge or resignation, the Participant, or the Participant’s estate or beneficiary, in the sole discretion of the Committee, may be entitled to receive a pro-rata distribution of outstanding Performance Unit Awards. In the event of Termination of Employment due to resignation or discharge, all Awards will be cancelled, and the Participant shall not be entitled to any further consideration with respect to the forfeited Performance Units, subject to the discretion of the Committee.

VII. GENERAL PROVISIONS

A. Amendment and Termination of Program

                    The Board may, at any time and from time to time, suspend or terminate the Program in whole or amend it from time to time in such respects as the Board may deem appropriate.

B. Government and Other Regulations

                    The right of the Company to issue Awards under the Program shall be subject to all applicable laws, rules and regulations, and to such approvals by any government agencies as may be required.

C. Other Compensation Plans and Programs

                    The Program shall not be deemed to preclude the implementation by Company of other compensation plans or programs which may be in effect from time to time.

D. Miscellaneous Provisions

          1. No Right to Continue Employment: Nothing in the Program or in any Award confers upon any Participant the right to continue in the employ of the Company or interferes with or restricts in any way the rights of the Company to discharge any Participant at any time for any reason whatsoever, with or without cause.

          2. Non-Transferability: Except as otherwise determined by the Committee and set forth in the applicable Award Agreement,prior to being earned under Articles III, IV, or VI, or being exercised under Article V, no right or interest of any Participant in any Award under the Program shall be (a) assignable or transferable, except by will or the laws of descent and distribution or a valid beneficiary designation taking effect at death made in accordance with procedures established by the Committee, or (b) liable for, or subject to, any lien, obliga-

tion or liability, except to the extent that Non-Qualified Stock Options may be pledged as security in a margin account for their exercise.

          3. Designation of Beneficiary: A Participant, in accordance with procedures established by the Committee, may designate a person or persons to receive, in the event of the Participant’s death, (a) any payments with respect to which the Participant would then be entitled, and (b) the right to continue to participate in the Program to the extent of such Participant’s outstanding Awards. Such designation shall be made upon forms supplied by and delivered to the Company and may be revoked in writing.

          4. Withholding Taxes: The Company may require a payment from a Participant to cover applicable withholding for income and employment taxes. The Company reserves the right to offset such tax payment from any other funds which may be due the Participant by the Company.

          5. Program Expenses: Any expenses of administering the Program shall be borne by the Company.

          6. Construction of Program: The interpretation of the Program and the application of any rules implemented hereunder shall be determined solely in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof.

          7. Unfunded Program: The Program shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be represented by Awards. Any liability of the Company to any person with respect to an Award under this Program shall be based solely upon any obligations which may be created by this Program. No such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

          8. Benefit Plan Computations: Any benefits received or amounts paid to a Participant with respect to any Award granted under the Program shall not have any effect on the level of benefits provided to or received by any Participant, or the Participant’s estate or beneficiary, as part of any employee benefit plan (other than the Program) of the Company.

          9. Pronouns, Singular and Plural: The masculine may be read as feminine, the singular as plural and the plural as singular as necessary to give effect to the Program.

E. Effective Dates

                    The Program will become effective on approval by the Board of the Company. All outstanding Awards shall remain in effect until all outstanding awards have been earned, have been exercised or repurchased, have expired or have been cancelled.